Exhibit 10.2

Amendment Deed Asset Sale and Share Subscription Agreement Wodgina Project ⎯ Wodgina Lithium Pty Ltd Albemarle Wodgina Pty Ltd Mineral Resources Limited Albemarle Corporation ⎯

Level 22 Waterfront Place 1 Eagle Street Brisbane Qld 4000 Australia DX 102 Brisbane T +61 7 3119 6000 F +61 7 3119 1000 minterellison.com

Amendment Deed
Asset Sale and Share Subscription Agreement

Details	3
Agreed terms	4
1. Defined terms & interpretation	4
2. Variation to Agreement	4
3. Continued force and effect of Agreement	4
4. Miscellaneous	4
Signing page	6
Annexure A – Amendments to Agreement	7
Annexure B	16
Schedule 15 - Kemerton Incomplete Infrastructure Commissioning	16
Schedule 17 – Construction Costs Statement	33
Schedule 18 – Amendments to JVA	35

Amendment Deed to Asset Sale and Share Subscription Agreement MinterEllison | Ref: SFS 1225164	Page 2

Details

Date
Parties

Name	Wodgina Lithium Pty Ltd ACN 611 488 932
Short form name	Seller
Notice details	Delivery Address: 1 Sleat Road, Applecross WA 6153 Postal Address: Locked Bag 3, Canning Bridge, Applecross WA 6153 Email: cosec@mineralresources.com.au Attention: Company Secretary

Name	Albemarle Wodgina Pty Ltd ABN 69 630 509 303
Short form name	Buyer
Notice details	Delivery Address: 4250 Congress Street, Suite 900, Charlotte NC 28209 Postal Address: 4250 Congress Street, Suite 900, Charlotte NC 28209 Email: legal_notices@albemarle.com Attention: General Counsel

Name	Mineral Resources Limited ACN 118 549 910
Short form name	Seller Guarantor
Notice details	Delivery Address: 1 Sleat Road, Applecross WA 6153 Postal Address: Locked Bag 3, Canning Bridge, Applecross WA 6153 Email: cosec@mineralresources.com.au Attention: Company Secretary

Name	Albemarle Corporation
Short form name	Buyer Guarantor
Notice details	Delivery Address: 4250 Congress Street, Suite 900, Charlotte NC 28209 Postal Address: 4250 Congress Street, Suite 900, Charlotte NC 28209 Email: legal_notices@albemarle.com Attention: General Counsel

Recitals

A	The Seller, Buyer, Seller Guarantor and Buyer Guarantor are party to the Agreement.

B	The parties have agreed to amend the terms of the Agreement in accordance with this deed.

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Agreed terms

1.	Defined terms & interpretation

1.1	Defined terms
In this deed unless the context otherwise requires:
Agreement means the 'Asset Sale and Share Subscription Agreement – Wodgina Project' between the Seller, the Buyer, the Seller Guarantor and the Buyer Guarantor dated 14 December 2018.
Break Fee Letter means the letter deed between the Seller Guarantor and the Buyer Guarantor dated on or about the date of this deed.
Effective Date means the date that the last party executes this deed.

1.2	Terms used in the Agreement
Terms defined in the Agreement, where used in this deed, have the meaning given to them in the Agreement.

1.3	Interpretation
This deed must be interpreted in accordance with the rules in clause 1 of the Agreement.

2.	Variation to Agreement
With effect on and from the Effective Date, the Agreement is amended in accordance with Annexure A to this deed.

3.	Continued force and effect of Agreement

(a)	The parties agree that the Agreement:

(i)	will be read and construed subject to this deed; and

(ii)	except as amended under clause 2, the Agreement continues in full force and effect.

(b)	The parties acknowledge that:

(i)	the terms of this deed effect an amendment to the Agreement in accordance with the requirements of clause 27.6 of the Agreement; and

(ii)	the amendments to the Agreement in accordance with this deed result in a variation of the Agreement and not a cancellation, termination or replacement of the Agreement.

4.	Miscellaneous

4.1	Alterations
This deed may be altered or varied only in writing signed by each party.

4.2	Costs
Each party must pay its own costs of negotiating, preparing and executing this deed.

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4.3	Survival
Any indemnity or any obligation of confidence under this deed is independent and survives termination of this deed. Any other term by its nature intended to survive termination of this deed survives termination of this deed.

4.4	Counterparts
This deed may be executed in counterparts. All executed counterparts constitute one document.

4.5	Entire Agreement
This deed constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understanding between the parties in connection with its subject matter.

4.6	Severability
A term or a part of term of this deed that is illegal or unenforceable may be severed from this deed and the remaining terms or parts of term of this deed continue in force.

4.7	Waiver
A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that right or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

4.8	Governing law and jurisdiction
This deed is governed by the law of Western Australia and each party irrevocably submits to the exclusive jurisdiction of the courts of Western Australia.

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Signing page
EXECUTED as a deed.

Executed by Wodgina Lithium Pty Ltd ACN 611 488 932 in accordance with Section 127 of the Corporations Act 2001

Signature of director	Signature of director/company secretary (Please delete as applicable)

Name of director (print)	Name of director/company secretary (print)

Executed by Albemarle Wodgina Pty Ltd ACN 630 509 303 in accordance with Section 127 of the Corporations Act 2001

Signature of director	Signature of director/company secretary (Please delete as applicable)

Name of director (print)	Name of director/company secretary (print)

Executed by Mineral Resources Limited ACN 118 549 910 in accordance with Section 127 of the Corporations Act 2001

Signature of director	Signature of director/company secretary (Please delete as applicable)

Name of director (print)	Name of director/company secretary (print)

Executed by Albemarle Corporation in the presence of:

Signature of witness	Signature of authorised signatory

Name of witness (print)	Name of authorised signatory (print)

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Annexure A – Amendments to Agreement

1.	Background
The Background of the Agreement is amended by deleting paragraph C and replacing it with the following:

"C
The Buyer has agreed to subscribe for, and the Seller has agreed to procure that WLOPL will allot and issue, the Subscription Shares on the terms and conditions set out in this agreement such that on and from Completion, the Buyer will hold 60% and the Seller will hold 40% of the Ordinary Shares in WLOPL."

2.	Clause 2 – Conditions to Completion
Clause 2 of the Agreement is deleted and replaced with the following:
"2.1     Conditions precedent
Clauses 3, 4 and 7 do not become binding on the parties and are of no force and effect until each of the following Conditions have been satisfied or waived in accordance with clauses 2.2 and 2.4:
(a)    Regulatory approvals:
(i)    either:

(A)
the Buyer receiving notice in writing from the Federal Treasurer or his or her agent to the effect that there are no objections under the Australian Government's foreign investment policy or under FATA to the Buyer acquiring the Sale Interest and the Subscription Shares in accordance with this agreement; or

(B)	the Treasurer being, by reason of lapse of time, no longer empowered to make an order under FATA in respect of the acquisition contemplated by this agreement; and
(ii)    either:

(A)
a merger filing, if required, having been made by the parties to, and accepted by, SAMR pursuant to the Anti-Monopoly Law and SAMR having issued a decision confirming that it will not conduct further review of the transactions evidenced by this agreement or it will allow the transactions evidenced by this agreement to proceed without conditions or, subject to clause 2.2(b) on conditions reasonably acceptable to the parties; or

(B)	that all applicable waiting periods under the Anti-Monopoly Law in respect of the review of the transaction contemplated by this agreement have expired.

(b)
Ministerial consent for Mining Tenements: the Seller and the Buyer have received all necessary consents and approvals by the Minister under the Mining Act to the transfer of the Mining Tenements (to the extent of the Sale Interest) on terms reasonably acceptable to the Seller and Buyer.

(c)
Title Agreements: the consents or approvals of all Counterparties which are required under or pursuant to the Title Agreements in relation to the transactions evidenced by this agreement have been obtained on terms reasonably acceptable to the Buyer and the Seller, including the provision of duly executed unconditional and irrevocable releases of caveats, mortgages and other encumbrances over the Tenements the subject of the Title Agreements.

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(d)	Transfer of Kemerton Sale Interest: The condition precedent to transfer the Kemerton Sale Interest to the Seller set out in clause 2.1(a) of the MRL Kemerton ASA has been satisfied or waived.

(e)
Transfer of Albemarle Kemerton Interest: The condition precedent to transfer the Albemarle Kemerton Interest to the Buyer set out in paragraph 1 of the Albemarle Kemerton ASA has been satisfied or waived.

2.2    Satisfaction of the Conditions

(a)	The Buyer must use all reasonable endeavours to satisfy the Condition in clause 2.1(a)(i) by the Conditions Precedent Date.

(b)
Each of the Buyer and the Seller must use all reasonable endeavours to satisfy the Conditions in clauses 2.1(a)(ii), 2.1(b) 2.1(c) and 2.1(d) by the Conditions Precedent Date, provided that in respect of the Condition in clause 2.1(a)(ii), neither party will be required to offer, propose or agree to any conditions to SAMR’s approval of the transaction evidenced by this agreement until the impact on the Project of such conditions have been agreed between the parties and the Transaction Documents have been revised to reflect such impact, if necessary, on terms reasonably satisfactory to each party.

(c)	The Buyer and the Seller must cooperate with each other in doing anything reasonably necessary to satisfy the Conditions.

(d)
The Seller must duly seek all necessary consents and approvals by the Minister under the Mining Act in connection with the Condition in clauses 2.1(b) within 10 Business Days following the Execution Date.

(e)	The Buyer must use all reasonable endeavours to satisfy the Condition in clause 2.1(e).

(f)
The Buyer must make an amendment to its existing application (or if required, a new application) to the Federal Treasurer to seek the approval referred to in clause 2.1(a)(i)(A) by the date that is 10 Business Days after the Amendment Date in connection with the transactions contemplated by this agreement.

(g)
The Buyer must, if required, make a merger filing with SAMR as referred to in clause 2.1(a)(ii)(A) by the date that is 30 Business Days after the Amendment Date in connection with the transactions contemplated by this agreement.

(h)	The following principles apply to the application and filing contemplated by the Conditions in clause 2.1(a):

(i)	the Buyer will have sole control of the strategy for the application and filing, including preparing, lodging and managing the application and filing;

(ii)
the Buyer will consult with the Seller regarding the strategy for the application and filing and any other subsequent submissions and will consider the Seller's views regarding such strategy to the extent they are reasonable (provided that nothing in this clause 2.2(h) obliges the Buyer to alter its proposed strategy for the application or filing);

(iii)
without limiting clause 2.2(c), the Seller must provide all assistance reasonably requested by the Buyer for the application and filing, including providing any information and signing all documents required; and

(iv)
for the filings contemplated by the Conditions in clauses 2.1(a)(i) and 2.1(a)(ii) respectively, prior to the submission of those filings and any other subsequent submissions to FIRB or SAMR made in connection with clauses 2.1(a)(i) and 2.1(a)(ii) respectively, the Buyer will provide the Seller with a draft of the relevant filings or subsequent submissions (which copy may redact matters which are confidential or commercially sensitive) allowing for a reasonable time in which to provide comments (which comments must be provided promptly) and will consider reasonable amendments to the filing and submissions requested by the Seller (provided that the Buyer is not obliged to amend the filing to account for the Seller's requested amendments).

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2.3    Extension of the Conditions Precedent Date

(a)
If a Condition has not been satisfied, or is unlikely to be satisfied, by the Conditions Precedent Date, the Seller or the Buyer may, by giving a written notice (Extension Notice) to the other party at any time prior to the Conditions Precedent Date, extend the Conditions Precedent Date in respect of that Condition to any date on or before 31 March 2020.

(b)	Without limiting clause 2.3(c), the Seller and the Buyer may only issue one Extension Notice each and provided that the date specified in any Extension Notice is no later than 31 March 2020.

(c)
If a Condition has not been satisfied, or is unlikely to be satisfied, by the Conditions Precedent Date, the Seller may, by giving a further Extension Notice, extend the Conditions Precedent Date in respect of that Condition to any date on or before the Final Conditions Precedent Date.

2.4    Waiver

(a)	The Conditions in clause 2.1(a), 2.1(b), 2.1(d) and 2.1(e) are for the benefit of both the Seller and the Buyer and may only be waived by written agreement between the Seller and the Buyer.

(b)	The Condition in clause 2.1(c) is for the benefit of both the Seller and the Buyer and may be waived by either the Seller or the Buyer.
2.5    Notice
The Buyer and the Seller must:

(a)	keep the other party fully informed (by notices in writing) in relation to progress towards the satisfaction of the Conditions; and

(b)	promptly notify the other in writing if it becomes aware that a Condition is satisfied or incapable of being satisfied before the Conditions Precedent Date.
2.6    Termination and failure to Complete

(a)	This agreement is terminated automatically on termination of the MRL Kemerton ASA.

(b)	Without limiting clause 2.6(a), the Buyer or the Seller may terminate this agreement before Completion by giving written notice to the other of the Buyer or the Seller (as the case may be) if:
(i)    a Condition is not satisfied or waived by the Conditions Precedent Date;

(ii)	a Condition (which has not been waived) becomes incapable of being satisfied by the Conditions Precedent Date;

(iii)	the parties agree that a Condition cannot be satisfied by the Conditions Precedent Date (unless that Condition is satisfied before termination of this agreement); or

(iv)	the other of the Buyer or the Seller (as is relevant) suffers an Insolvency Event, and provided that the terminating party is not in breach of a material obligation under this agreement (including that the terminating party must have complied with its obligations in clause 2.2).

(c)
Provided the Conditions have been satisfied or waived, if either the Seller Group or the Buyer Group (Defaulting Party) does not Complete when required to do so under this agreement, other than as a result of default by the other group (Non-Defaulting Party), the Non-Defaulting Party may give the Defaulting Party notice requiring it to Complete within 10 Business Days of receipt of the notice. When a notice is given under this clause 2.6(c), time will be of the essence under this agreement in all respects.

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(d)
If either the MRL Group (as that term is defined in the MRL Kemerton ASA) on the one hand or the Albemarle Group (as that term is defined in the MRL Kemerton ASA) on the other hand gives a notice under clause 2.5(c) of the MRL Kemerton ASA then a notice will be deemed to be given under clause 2.6(c) of this agreement by:

(i)	in the case of the MRL Group, the Seller Group, or

(ii)	in the case of the Albemarle Group, the Buyer Group.

(e)
If the Defaulting Party does not Complete within the period specified in clause 2.6(c), the Non-Defaulting Party may choose either to seek specific performance or terminate this agreement, without limitation to any accrued rights.

(f)	If this agreement is terminated, then:

(i)
if any Transaction Document does not automatically terminate in accordance with its terms on termination of this agreement, the parties will procure that each other Transaction Document that has been executed is terminated;

(ii)	each party is released from its obligations to further perform its obligations under this agreement and each Transaction Document, except those expressed to survive termination; and

(iii)
each party retains the rights it has against the other in respect of any breach of this agreement occurring before termination (except, in relation to the rights of the Seller and the Seller Guarantor, in the circumstances set out in clause 3 the Break Fee Letter)."

3.	Clause 3.1 – Registration of WLOPL
Clause 3.1 of the Agreement is deleted and replaced with the following:
'3.1    Registration of WLOPL
The parties acknowledge and agree that the Seller will procure the registration of WLOPL under the Corporations Act on a date to be agreed in writing between the Seller and the Buyer and, if not agreed, on a date between five (5) and two (2) Business Days prior to Completion.'

4.	Clause 4.3 – Purchase Price
Clause 4.3 of the Agreement is deleted and replaced with the following:
'4.3    Purchase Price

(a)	The consideration for the sale and purchase of the Sale Interest is the Purchase Price.

(b)	The parties acknowledge and agree that:

(i)	the transfer of the Kemerton Sale Interest by Albemarle Lithium to the Seller under and (subject to the terms of the MRL Kemerton ASA) at completion of the MRL Kemerton ASA; and

(ii)	the performance of the obligations set out in clauses 2.1 and 2.2 of Schedule 15, are collectively in satisfaction of and offset US$480 million (exclusive of GST) of the total Purchase Price leaving only the Cash Consideration payable by the Buyer to the Seller at Completion under clause 4.3(a)."

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5.	Clause 5.2 - CCC Handover
Clause 5.2(b)(ii) of the Agreement is amended by deleting the words '50%' and replacing them with the words '60%'.

6.	Clause 6 – Interim Period
Clause 6 of the Agreement is amended by:

(a)	in clause 6.5(a), deleting the words '60 days of the Execution Date' and replacing them with the words '90 days of the Amendment Date'; and

(b)	deleting clause 6.6 and replacing it with the following:
'6.6    General Conduct – WLOPL

(a)
Subject to clause 6.6(b), the Seller must procure that WLOPL takes any actions approved in writing by both the Seller and the Buyer (each acting reasonably) as are necessary for Completion and the commencement of the joint venture under the JVA from Completion.

(b)
Except as expressly provided in, or permitted or contemplated by this agreement or as consented to by the Buyer in writing, the Seller must not take any action in respect of WLOPL, and must procure that WLOPL does not take any action, prior to Completion except as expressly authorised by this agreement or a Transaction Document and must not, and must procure that WLOPL does not:

(i)	issue any shares, options or securities that are convertible into shares in WLOPL;
(ii)    buy back any of WLOPL's shares;

(iii)
trade or undertake any activity or enter into any agreement except as agreed by both the Seller and the Buyer (each acting reasonably) or as expressly authorised by this agreement or a Transaction Document; or

(iv)    alter the WLOPL Constitution.'

7.	Clause 7 – Completion
Clause 7 of the Agreement is amended by:

(a)	deleting clause 7.3(a) and replacing it with the following:

'(a)	pay to the Seller the Cash Consideration in accordance with clause 4.5;';

(b)	deleting clause 7.5 and replacing it with the following:
"7.5     Interdependence

(a)	The obligations of:
(i)      the Buyer and the Seller under this clause 7;

(ii)	Albemarle Lithium and the Seller under clause 5 of the MRL Kemerton ASA; and

(ii)	Albemarle Lithium and the Buyer under clause 4 of the Albemarle Kemerton ASA, are all interdependent.

(b)
Unless otherwise stated, all actions required to be performed by a party at Completion and completion of the MRL Kemerton ASA and Albemarle Kemerton ASA are taken to have occurred simultaneously at Completion.

(c)	Completion will not occur unless all of the obligations of:

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(i)	the Buyer and the Seller to be performed at Completion under this clause 7;

(ii)	Albemarle Lithium and the Seller under clause 5 of the MRL Kemerton ASA; and

(iii)	Albemarle Lithium and the Buyer under clause 4 of the Albemarle Kemerton ASA, are complied with and fully effective."; and

(c)	in clause 7.6(b) deleting each reference to '50%' and replacing them with '60%'.

8.	Clause 9 – Conduct after Completion
Clause 9 of the Agreement is amended by:

(a)	deleting clause 9.4(a) and replacing it with the following:

'(a)	The Buyer must, as soon as reasonably practicable, but no more than 30 days after the Completion Date, make an application as required by section 47 of the Petroleum Pipelines Act for:
(i)    approval of the dealings evidenced by the JVA; and
(ii)    the entry of such dealings into the register maintained under the Petroleum        Pipelines Act.'; and

(b)	inserting a new clause 9.6 as follows:
'9.6     Royalties

(a)	The parties acknowledge and agree that the Seller retains, accepts and assumes responsibility for:

(i)	any Royalties payable in connection with Product sold in the period prior to Completion; and

(ii)	without limiting clause 9.6(a)(i), any Royalties payable in connection with Contracted Product, and the Seller will pay the amount of those Royalties as required by the Mining Act and indemnifies the Buyer from and against all Liabilities arising from or in connection with those Royalties.

(b)	Clause 9.6(a) applies notwithstanding that the amount of such Royalties may be included in the Completion Adjustment in accordance with Schedules 13 and 14.'.

9.	Clause 10.3 - Third Party Agreements
Clause 10.3 of the Agreement is amended by deleting the words '50%' and replacing them with the words '60%'.

10.	Clause 11.2 – Benefit of pre-existing warranties, representations and indemnities
Clause 11.2(b) of the Agreement is amended by deleting each reference to '50%' and replacing them each with '60%'.

11.	Clause 14.11 – Maximum liability
Clause 14.11(a) of the Agreement is amended by deleting the words 'Purchase Price' and replacing them with the words 'Cash Consideration'.

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12.	Clause 26.2 – Particulars for delivery
Clause 26.3 of the Agreement is amended by:

(a)	deleting clause 26.3(a)(ii) and replacing it with the following:
"(v)    in the case of the Buyer and the Buyer Guarantor:
Delivery address:    4250 Congress Street, Suite 900, Charlotte, NC 28209
Postal address:    4250 Congress Street, Suite 900, Charlotte, NC 28209
Email:            legal_notices@albemarle.com
Attention:        General Counsel"; and

(b)	deleting clause 26.3(a)(iv).

13.	Clause 27.2 – Entire Agreement
Clause 27.2 of the Agreement is deleted and replaced with the following:
"27.2    Entire agreement

(a)
Other than the Break Fee Letter, this agreement is the entire agreement between the parties about its subject matter and replaces all previous agreements, understandings, representations and warranties about that subject matter.

(b)	Each party represents and warrants that it has not relied on any representations or warranties about the subject matter of this agreement except as expressly provided in this agreement."

14.	Schedule 1 – Dictionary
Schedule 1 of the Agreement is amended by:

(a)	inserting the following definitions in alphabetical order:
"Albemarle Kemerton ASA has the meaning given in the MRL Kemerton ASA.
Albemarle Lithium means Albemarle Lithium Pty Ltd ACN 618 095 471.
Amendment Date means 1 August 2019.
Break Fee Letter means the letter deed between the Seller Guarantor and the Buyer Guarantor dated on or about the Amendment Date.
Cash Consideration means US$820 million.
FIRB means the Foreign Investment Review Board.
Kemerton Project has the meaning given in the MRL Kemerton ASA.
Kemerton Sale Interest has the meaning given in the MRL Kemerton ASA.
MRL Kemerton ASA means the 'MRL Kemerton ASA' between Albemarle Lithium, the Seller, the Buyer, the Seller Guarantor and the Buyer Guarantor dated on or about the Amendment Date."

(b)	deleting the definition of 'Completion' and replacing it with the following:
"Completion means completion of the sale and purchase of the Sale Interest and the allotment of the Subscription Shares under clause 7.";

(c)	deleting the definition of 'Completion Date' and replacing it with the following:
"Completion Date means the date which is 10 Business Days after the last of the Conditions are satisfied or waived in accordance with clause 2 or such other date as the parties may agree in writing.";

(d)	deleting the definition of 'Conditions Precedent Date' and 'Final Conditions Precedent Date' replacing them in alphabetical order in Schedule 1 with the following:

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"Conditions Precedent Date means 15 December 2019, subject to extension under clause 2.3, or such other date as the parties may agree in writing."
"Final Conditions Precedent Date means 30 June 2020."

(e)	deleting the definition of 'Economic Effective Date' and replacing it with the following:
'Economic Effective Date means 1 April 2019.';

(f)	deleting the definition of 'JVA' and replacing it with the following:
"JVA means the unincorporated joint venture agreement between the Seller, the Buyer and WLOPL in relation to the Project and the Kemerton Project substantially in the form set out in Attachment A.";

(g)	deleting the definition of 'Purchase Price' and replacing it with the following:
'Purchase Price means US$1.3 billion.';

(h)	in the definition of 'Sale Interest', deleting the words '50%' and replacing them with the words '60%'.

(i)	deleting the definition of 'Subscription Amount' and replacing it with the following:
'Subscription Amount means $60.';

(j)	deleting the definition of 'Subscription Shares' and replacing it with the following:
'Subscription Shares means that number of Ordinary Shares equal to 60% of Ordinary Shares on issue at the time of the subscription referred to in clause 3.'; and

(k)	in the definition of 'Transfer Instruments', deleting the words '50%' and replacing them with the words '60%'.

15.	Schedule 2 – Seller Group Warranties
Schedule 2 of the Agreement is amended by:

(a)	in clause 1.4(b)(i), deleting the words '50%' and replacing them with the words '60%';

(b)	in clause 1.4(b)(ii), deleting each reference to '50%' and replacing them with '40%';

(c)	in clause 1.6(a), deleting the words '50%' and replacing them with the words '60%'; and

(d)	in clause 3(a), deleting the words '50%' and replacing them with the words '60%'.

16.	Schedule 12 – Share Subscription Application
Schedule 12 of the Agreement is amended by:

(a)	deleting the words '50 shares' and replacing them with the word '60 shares'; and

(b)	deleting each reference to '$50' and replacing them '$60'.

17.	Schedule 13 – Completion Adjustment
Schedule 13 of the Agreement is amended by deleting clause 1 and replacing it with the following:
'1     Calculation
The Completion Adjustment will be determined as the following calculation, to be made in accordance with the principles set out in this Schedule 13, and provided that the Completion Adjustment cannot be less than negative US$25 million or more than positive US$25 million:
Completion Adjustment = 0.6 x [EBITDA - Inventory]
where

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EBITDA means the sum of all income earned less all expenses incurred by the Seller in respect of the Project during the period between the Economic Effective Date and the Completion Date (and including sales of Contracted Product and statutory Royalties payable on such Product sales); and
Inventory means an amount equal to the sum of:

(a)
the value of all operational spares at Completion minus the value of all operational spares at the Economic Effective Date, in each case to the extent that the operational spares are for use in connection with the Project;

(b)	the value of all Ore and Product on the Stockpile as at the Economic Effective Date (valued at cost); and

(c)
the value of all oil, diesel, greases, lubricants, hydraulic fluids, cleaning products, explosives and all other consumables used in connection with the Project as at the Economic Effective Date (valued at cost).'

18.	Schedule 14 – Completion Adjustment pro-forma
Schedule 14 of the Agreement is amended by:

(a)	deleting the row entitled 'Stock Adjustment' and replacing it with the following:

Stock Adjustment
Stock Adjustment	Excluded	To be consistent with life of mine model. Stock is owned by 40% WLPL and 60% Albemarle	Yes

(b)	deleting the row entitled 'Royalties' and replacing it with the following:

Royalties
Royalties	Statutory royalty return calculation	To include Royalty payable on all Product sales included in the Completion Adjustment (including Contracted Product)	Yes

19.	Schedules 15 to 17 – Kemerton Incomplete Infrastructure Commissioning
The Agreement is amended by inserting new Schedules 15, 16 and 17 as set out in Annexure B to this deed and the parties agree to be bound by Schedules 15, 16 and 17 on and from the Effective Date.

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Annexure B
Schedule 15 - Kemerton Incomplete Infrastructure Commissioning

1.	Definitions and interpretation

1.1	Definitions
In Schedules 15, 16 and 17 capitalised terms have the meaning given in the MRL Kemerton ASA (or, if not defined in the MRL Kemerton ASA, the meaning given in Schedule 1) and:
C5 Commissioning means the date on which performance testing has been completed (in accordance with customary performance testing procedures used in the construction industry for the commissioning of facilities similar to the Trains) to demonstrate that the Train has achieved 100% of nameplate capacity for a single eight-hour shift, as determined by the Buyer (acting reasonably and in good faith) and notified in writing to the Seller.
Commissioned (and or Commissioning or Commission) means with respect to each item of the Kemerton Incomplete Infrastructure, that:

(a)
the relevant item is complete, ready for use, having all necessary approvals (as set out in clause 2.1(c) of this Schedule 15) and not requiring any further construction steps (except for non-essential repairs or rectifications which are not necessary for the start of operations);

(b)	the relevant item has satisfied all applicable performance tests and is ready for use in accordance with all applicable design parameters;

(c)	the relevant item is ready for handover to WLOPL (on behalf of the Buyer and Seller);

(d)	in relation to the Trains:

(i)
the relevant Train (and all equipment and components necessary for the operation of the Train) is commissioned to the point where all equipment is verified in working order and is operational to design parameters with power and water on; and

(ii)	the relevant Train is ready for the initial introduction of process materials and chemicals into the Train.
Construction Costs Adjustment has the meaning given in 2.5(h) of this Schedule 15.
Construction Costs Statement has the meaning given in clause 2.5(b) of this Schedule 15.
Construction Costs Dispute Notice has the meaning given in clause 2.5(e) of this Schedule 15.
Debottlenecking Project has the meaning given in clause 2.1(h)(i) of this Schedule 15.
Forecast Construction Costs has the meaning given in clause 2.5(a) of this Schedule 15.
Inventory means, in relation to Train 1, Train 2 and the Kemerton Shared Assets (as applicable) an amount equal to the sum of:

(a)
the value of all oil, diesel, greases, lubricants, hydraulic fluids, cleaning products and all other consumables used in connection with Train 1, Train 2 or the Kemerton Shared Assets (as applicable) that are not included in the Total Construction Costs (valued at cost); and

(b)
the value of all direct or indirect materials required to produce lithium hydroxide monohydrate, to the extent the direct or indirect materials are for use in connection with Train 1, Train 2 and the Kemerton Shared Assets (as applicable) that are not included in the Total Construction Costs (valued at cost).

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KCCC Handover has the meaning given in clause 2.2(a) of this Schedule 15.
KCCC(SA) Handover has the meaning given in clause 2.2(a) of this Schedule 15.
Kemerton Incomplete Infrastructure means the facilities, installations and assets specified in Schedule 16.
Kemerton Transition has the meaning given in clause 1.1 of Schedule 17.
Total Construction Costs has the meaning given in clause 1.1 of Schedule 17.
Train means Train 1 or Train 2 or both Trains 1 and Train 2 (as applicable).
Train 1 means the proposed processing train (initially with nameplate capacity of 20,000ktpa lithium hydroxide processing capacity, and following completion of the Debottlenecking Project, with expected capacity of 25,000ktpa lithium hydroxide processing capacity) forming part of the Kemerton Project comprised of those components of the Kemerton Transferring infrastructure detailed as forming part of Train 1 in Schedule 16.
Train 2 means the proposed processing train (initially with nameplate capacity of 20,000ktpa lithium hydroxide processing capacity, and following completion of the Debottlenecking Project, with expected capacity of 25,000ktpa lithium hydroxide processing capacity) forming part of the Kemerton Project comprised of those components of the Kemerton Transferring infrastructure detailed as forming part of Train 2 in Schedule 16.

2.	Kemerton Incomplete Infrastructure

2.1	Construction and commissioning by Albemarle Lithium

(a)
Subject to clause 2.2(c) of this Schedule 15, the Buyer must, or must procure that Albemarle Lithium must, at the Buyer's cost construct and successfully Commission, or must procure the construction and successful Commissioning of, all Kemerton Incomplete Infrastructure.

(b)
The Buyer must, or must procure that Albemarle Lithium must, use all reasonable endeavours to complete the construction and successful Commissioning, or to procure the completion of the construction and successful Commissioning, of all Kemerton Incomplete Infrastructure by:

(i)	for Train 1, 18 March 2021;

(ii)	for Train 2, 25 July 2021; and

(iii)	for the Kemerton Shared Assets, as soon as reasonably practicable in order to facilitate commissioning and operation of Train 1 and Train 2 from the relevant KCCC Handover, or, if not reasonably possible by those dates for Train 1 and Train 2, as soon as reasonably possible after those dates.

(c)
The Buyer must, or must procure that Albemarle Lithium must, at the Buyer's cost, take all steps required to obtain the Kemerton Approvals required for the construction and operation of the Kemerton Incomplete Infrastructure up to the relevant KCCC Handover or KCCC(SA) Handover (as applicable).

(d)
Following KCCC Handover of the relevant Train and KCCC(SA) Handover of the item of the Kemerton Shared Assets, the Buyer must, or must procure that Albemarle Lithium must, at the Buyer's cost continue to support (principally as a technical advisor, using the Albemarle Process Technology group) WLOPL, the Seller and the Buyer's further commissioning of Train 1, Train 2 and the Kemerton Shared Assets through to C5 Commissioning, provided during this period the Buyer's obligation to provide such support at the Buyer's cost does not include any operating expenses for the Kemerton Project (including spodumene concentrate, utilities, consumables and operating labour).

(e)
The parties acknowledge and agree that WLOPL (as agent for the Buyer and the Seller) will be responsible for ensuring that spodumene concentrate meeting the required quality characteristics will be delivered to the Kemerton Project in time for commissioning.

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(f)
To the extent that title to a part of the Kemerton Incomplete Infrastructure has not transferred to the Seller under the MRL Kemerton ASA at completion of the MRL Kemerton ASA then, without limiting clause 2.1(a) of this Schedule 15, from Completion, the Buyer must, or must procure that Albemarle Lithium must, and they are authorised to, construct and Commission (at the Buyer's cost) the Kemerton Incomplete Infrastructure for and on behalf of the Buyer (as to 60%) and the Seller (as to 40%) together (including that title will be held by the Buyer (as to 60%) and the Seller (as to 40%) in such Kemerton Incomplete Infrastructure), and entering into any (and holding any existing) Kemerton Construction Contracts for and on behalf of the Buyer and the Seller (whether as disclosed or undisclosed agent).

(g)
Without limiting any other provision of this clause 2 of Schedule 15, the Buyer must, and must procure Albemarle Lithium must, indemnify and hold harmless the Seller from and against any Claim by a Third Party against the Seller, its Related Bodies Corporate and their Representatives arising from or in connection with the relevant item of the Kemerton Incomplete Infrastructure, including any Kemerton Construction Contracts in respect to the period prior to:

(i)	in respect of a Train, KCCC Handover of the relevant Train; and

(ii)	in respect of the Kemerton Shared Assets, the last KCCC Handover of a Train, and the conduct of any such Claims will be determined in accordance with clause 10.14(c) of the MRL Kemerton ASA (as though the reference to "Claim" in clause 10.14 was a reference to a Claim contemplated by this clause 2.1(g) of Schedule 15).

(h)	The parties acknowledge and agree that:

(i)
Albemarle Lithium's capital budget for the Kemerton Project includes an allocation of US$25 million (in total for Train 1 and Train 2) for the implementation of a planned debottlenecking for each of Train 1 and Train 2 with the aim of achieving (once Train 1 and Train 2 are fully commissioned after the debottlenecking) an increase from 20,000 ktpa to 25,000 ktpa lithium hydroxide processing capacity per Train (Debottlenecking Project);

(ii)
the estimated costs (of US$25 million) of implementing the Debottlenecking Project are included in the Forecast Construction Costs and the costs of the construction work in relation to the Debottlenecking Project when it occurs will be Total Construction Costs;

(iii)
the Debottlenecking Project will be based on a plan for a debottlenecking project at one of the Buyer Guarantor's Related Bodies Corporate's lithium hydroxide plants in China, which will be carried out before the Debottlenecking Project is implemented at the Kemerton Project, which will enable any learnings from the China debottlenecking project to be leveraged in the Debottlenecking Project;

(iv)
the presently anticipated timing to commence the Debottlenecking Project is estimated to be around August 2021 for Train 1 and Train 2 (after the KCCC Handover of each Train) and it is anticipated it will take approximately 6-12 months per Train to complete;

(v)
a number of variables, including the China debottlenecking project implementation learnings, differences in the characteristics (including the impurity profiles) of the Greenbushes Concentrate and the Product and the suitability of Concentrate to the Kemerton Project, could impact the timing of implementation and the incremental capacity increase associated with the Debottlenecking Project;

(vi)
the Debottlenecking Project is not expected to be undertaken prior to the Trains being Commissioned under this clause 2 of Schedule 15, and that the Buyer will, or will procure that Albemarle Lithium will, undertake the Debottlenecking Project as soon as reasonably practicable following the KCCC Handover for each Train (and taking account of the progress with the debottlenecking at the China plant referred to in clause 2.1(h)(iii)) at the Buyer's cost and under Buyer's control on the same basis as the obligation to initially construct and Commission the Trains. The Buyer and the Seller will procure WLOPL to take all steps required to ensure

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the Buyer (or Albemarle Lithium, as applicable) is able to undertake the Debottlenecking Project in accordance with this Schedule 15; and

(vii)
the undertaking of the Debottlenecking Project may impact operations at the Kemerton Plant and neither the Buyer nor Albemarle Lithium will have any Liability (including, without limiting clause 14.5, for Consequential Loss) to WLOPL or WLPL for or in connection with any interruptions to the operation of Train 1 or Train 2 or the Kemerton Project more broadly during or as a consequence of the implementation of the Debottlenecking Project.

(i)	The parties acknowledge and agree that:

(i)
the design for the Kemerton Project (including Train 1 and Train 2) is based on the use of Greenbushes Concentrate in Train 1 and Train 2, including the spodumene concentrate having a lithium content of 6%;

(ii)
the Buyer and the Seller will, from the Amendment Date, work together (subject to and in compliance with any competition and anti-trust laws) to complete appropriate technical pilot work to ensure that Train 1 and Train 2 are prepared for the use of Product in the Trains; and

(iii)
as part of commissioning following KCCC Handover of each Train, it is expected that the Buyer and the Seller will need to undertake optimisation of the Trains for use of Product (even where the recorded characteristics of the Product are not materially different to the Greenbushes Concentrate) to account for differences between the Product and Greenbushes Concentrate (including for example their respective impurity profiles).

2.2	KCCC Handover

(a)
On completion of construction and successful Commissioning of Train 1 and Train 2, and the Kemerton Shared Assets, the Buyer must, or must procure that Albemarle Lithium must, hand over care, custody and control of (in relation to the Trains) the relevant Train of the Kemerton Incomplete Infrastructure to WLOPL (KCCC Handover), and in relation to each item of the Kemerton Shared Assets of Kemerton Incomplete Infrastructure to WLOPL (KCCC(SA) Handover). The parties acknowledge that, under the Plant Services Agreement, Albemarle Lithium will continue to have care, custody and control of the Kemerton Incomplete Infrastructure and area of the Kemerton Lease following the relevant KCCC Handover and KCCC(SA) Handover for and on behalf of WLOPL.

(b)	At the later of Completion or the date of KCCC Handover for Train 1 and Train 2 and the KCCC(SA) Handover for the Kemerton Shared Assets (as applicable):

(i)
to the extent that title in any part of Train 1 or Train 2 or the Kemerton Shared Assets (as the case may be) has not already transferred to the Seller (or is not otherwise already owned by the Seller) under the MRL Kemerton ASA or otherwise (including under clause 2.1(f) of this Schedule 15), the Buyer must, or must procure that Albemarle Lithium must, transfer title to the relevant Train or the Kemerton Shared Assets (as applicable) to the Seller (and the Seller must take that title) in proportion to the Kemerton Sale Interest; and

(ii)
the Seller and the Buyer will procure that WLOPL undertakes the further commissioning (including introduction of chemicals to the Train(s)) to complete final commissioning and operational ramp up of the relevant Train or the Kemerton Shared Assets (as applicable).

(c)
Without limiting clause 2.1(a), in respect of each item of Kemerton Incomplete Infrastructure (including to satisfy clause 2.2(d)), the Buyer is, or must procure that Albemarle Lithium is, solely responsible for rectifying or procuring the rectification of any defects (including omissions) in the construction and supply of goods, materials and equipment incorporated within the Kemerton Incomplete Infrastructure that exist or become apparent prior to the later of Completion and the date of KCCC Handover or KCCC(SA) Handover (as applicable) of the Kemerton Incomplete Infrastructure.

(d)	In order to be considered to have been constructed and successfully Commissioned, each item of Kemerton Incomplete Infrastructure must meet the requirements and pass

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the commissioning tests described in the definition of 'Commissioned' to the extent applicable to that item of Kemerton Incomplete Infrastructure.

(e)
Following the KCCC Handover of each Train, Seller must reimburse the Buyer for 40% of the cost of the Inventory related to the Train (determined as of the KCCC Handover date), which must be paid within 10 Business Days following invoicing by the Buyer to the Seller.

(f)
Following the last KCCC Handover, Seller must reimburse the Buyer for 40% of the cost of the Inventory related to the Kemerton Shared Assets, determined as of that KCCC Handover date, plus the value of any Inventory consumed between the first KCCC Handover the last KCCC Handover, which must be paid within 10 Business Days following invoicing by the Buyer to the Seller.

2.3	Warranties from suppliers and manufacturers

(a)
Without limiting clause 2.1(e) of this Schedule 15, on or about the relevant date of the KCCC Handover for Train 1 and Train 2 and (as applicable), the Buyer must, or must procure that Albemarle Lithium must, assign or use all reasonable endeavours to procure the assignment of the benefit of all guarantees, representations, warranties and indemnities given in favour of Albemarle Lithium or its Related Bodies Corporate (or which Albemarle Lithium or its Related Bodies Corporate have a right to assignment of) and which are capable of assignment in respect of the relevant Train from those subcontractors, manufacturers and suppliers which provide plant, equipment and materials incorporated into the relevant Train (Kemerton Subcontractors) (including, if applicable, where such warranties continue to operate beyond the expiration of any applicable defects liability period), to WLOPL which guarantees, representations, warranties and indemnities may, at the direction of the Seller be, held on trust by WLOPL for the Seller and the Buyer (or to the extent not able to be assigned or transferred to WLOPL, held on trust by Albemarle Lithium or its Related Bodies Corporate). The Buyer and the Seller agree to review the guarantees, representations, warranties and indemnities and agree prior to Completion which such guarantees, representations, warranties and indemnities need not be assigned and rather will be held for or on behalf of WLOPL (as if not able to be assigned for the purposes of paragraph (c) below taking account of the materiality and number of contracts). For the avoidance of doubt, where the parties have not agreed that a particular guarantee, representation, warranty or indemnity need not be assigned to WLOPL, the Buyer must continue to, or must procure that Albemarle Lithium continues to, use all reasonable endeavours to procure the assignment of the benefit of such guarantees, representations, warranties and indemnities to WLOPL.

(b)
The Buyer must, or must procure that Albemarle Lithium must, use all reasonable endeavours to procure that the agreements entered into with Kemerton Subcontractors after the Amendment Date allow for all guarantees, representations, warranties and indemnities (including guarantees, representations, warranties and indemnities given by the Kemerton Subcontractors' contractors) to be directly enforced by the Seller, the Buyer and/or WLOPL against the parties giving the warranties.

(c)
For any guarantees, representations, warranties and indemnities not able to be assigned or transferred to WLOPL under clause 2.3(a) of this Schedule 15, the Buyer must, or must procure that Albemarle Lithium or its Related Bodies Corporate (as applicable) must, for and on behalf of WLOPL, pursue and seek to enforce its rights against under those guarantees, representations, warranties and indemnities in good faith and acting reasonably (and taking account of the Seller's and WLOPL's interest under this clause 2 of Schedule 15).

2.4	Seller assistance
On and from the Amendment Date, the Seller and the Buyer will (and the Buyer must procure that Albemarle Lithium will) liaise with each other to explore opportunities for the Seller (or its Related Bodies Corporate) to assist with the construction and successful Commissioning of the Kemerton Incomplete Infrastructure (including to reduce the costs of such construction and successful Commissioning of the Kemerton Incomplete Infrastructure).

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2.5	Balancing payment for construction costs

(a)	The parties acknowledge and agree that the anticipated Total Construction Cost is US$1.2 billion (Forecast Construction Costs).

(b)	The Buyer must, or must procure that Albemarle Lithium must, within 40 Business Days of the later to occur of:

(i)	the last KCCC Handover

(ii)	the last KCCC(SA) Handover; and

(iii)	the last C5 Commissioning,
provide the Seller with a written statement containing the Total Construction Costs and, if applicable, giving the Buyer's calculation of the final amount of the Construction Costs Adjustment (Construction Costs Statement).

(c)
The Construction Costs Statement must be prepared honestly and in good faith, and the Total Construction Costs and Construction Costs Adjustment (if applicable) calculated, in accordance with Schedule 17.

(d)
The Buyer must, or must procure that Albemarle Lithium must, provide the Seller with such information and documents as are reasonably requested by the Seller to support the Construction Costs Statement and the Seller has the right (at the Seller's cost) to request an audit be performed by an internationally recognised and qualified auditor registered in accordance with Part 9.2 of the Corporations Act in which such auditor reports to the Seller and the Buyer that it has examined the Construction Costs Statement (and, subject to the auditor agreeing to a confidentiality agreement with the Buyer and Albemarle Lithium, any supporting information and documents provided to the Seller under this clause 2.5(d) of this Schedule 15 or otherwise reasonably requested by the auditor) and is reasonably satisfied as to its accuracy or, if the auditor is not so satisfied, the reasons why the auditor is not so satisfied.

(e)
The Seller may, within 30 Business Day after receipt of the Construction Costs Statement or where an auditor has been appointed by the Seller under clause 2.5(d) of this Schedule 15 then within 60 Business Day after receipt of the Construction Costs Statement, issue a notice (Construction Costs Dispute Notice) to the Buyer that it disagrees with the amount of the Total Construction Costs set out in the Construction Costs Statement.

(f)
If the Seller does not issue a Construction Costs Dispute Notice with the period set out in clause 2.5(e) of this Schedule 15, then the Construction Costs Statement (and the Total Construction Costs nominated in it) shall become final and binding.

(g)	If the Seller issues a Construction Costs Dispute Notice with the period set out in clause 2.5(e) of this Schedule 15:

(i)	the Seller and the Buyer must use all reasonable endeavours to seek to agree on the amount of the Total Construction Costs; and

(ii)	clause 8.3 will apply, with each reference to:

(A)	Completion Adjustment read as Total Construction Costs;

(B)	Completion Adjustment Dispute Notice read as Construction Costs Dispute Notice; and

(C)	Completion Statement read as Construction Costs Statement.

(h)	If the Total Construction Costs are:

(i)
less than the Forecast Construction Costs, then the Seller will be entitled to 40% of the difference between the Total Construction Costs and the Forecast Construction Costs (Construction Costs Adjustment); or

(ii)
more than the Forecast Construction Costs, then, without limiting this clause 2 of Schedule 15, the Buyer will be solely responsible for the costs in excess of the Forecast Construction Costs (and the Seller will not be entitled to any payment in respect of the Total Construction Costs under this agreement).

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(i)
Payment of any Construction Costs Adjustment must be made within 10 Business Days after the Construction Costs Statement is final and binding or otherwise following agreement or determination of the Total Construction Costs under clause 2.5(g) of this Schedule 15.

(j)
The Buyer and the Seller agree that to the extent the Total Construction Costs in the finally determined Construction Costs Statement includes any provision or prospective amount that has not been finally determined, the Buyer must promptly notify the Seller on such amount being finally determined and the Buyer and the Seller agree to promptly calculate and make any adjusting payment as required as if the finally determined amount had been included in the Construction Costs Statement (and which may include a refund of any amount paid as the Construction Costs Adjustment by the Buyer to the Seller where the amount finally determined exceeds the provision or prospective amount or a payment or additional payment as the Construction Costs Adjustment to the Seller by the Buyer where the provision or prospective amount exceeded the amount finally determined).

(k)
Any Construction Costs Adjustment received by the Seller after Completion will be treated as an increase in the Purchase Price and any refund of such Construction Costs Adjustment will be treated as a decrease in the Purchase Price.

3.	Insurance for Kemerton Incomplete Infrastructure

3.1	Insurance

(a)
In this clause 3 of Schedule 15, Insurances means all the insurance policies taken out in respect of the Kemerton Incomplete Infrastructure by the Buyer (or Albemarle Lithium or any of their Related Bodies Corporate) prior to the Completion Date.

(b)	The parties acknowledge and agree that the principles with respect to Insurances for the Kemerton Incomplete Infrastructure are that:

(i)
the Buyer will (or will procure Albemarle Lithium will) undertake the construction and Commissioning contemplated by clause 2 of this Schedule 15 and in doing so will continue to hold and maintain the Insurances in respect of that construction and Commissioning until the KCCC Handover or KCCC(SA) Handover (as applicable) of each relevant item of Kemerton Incomplete Infrastructure;

(ii)
to the extent that the proceeds of Insurance relating to the Kemerton Incomplete Infrastructure are received by the parties (including Albemarle Lithium) in relation to the period prior to the KCCC Handover or KCCC(SA) Handover (as applicable) of each relevant item of Kemerton Incomplete Infrastructure, the Buyer (and Albemarle Lithium) will be entitled to the proceeds and the Buyer will (or will procure Albemarle Lithium will) apply those proceeds to the reinstatement and make good of the Kemerton Incomplete Infrastructure (or the reimbursement for reinstatement or make-good);

(iii)	nothing in this clause 3 of Schedule 15 is intended to limit the indemnity in favour of the Seller under clause 2.1(g) of Schedule 15; and

(iv)
to the extent the Buyer, the Seller or Albemarle Lithium receives any proceeds of Insurance (including in relation to an item of Kemerton Incomplete Infrastructure) and the Buyer or Albemarle Lithium did not incur any costs or liability related to those proceeds (including under the indemnity in clause 2.1(g) of Schedule 15 or costs in reinstating the relevant item of Kemerton Incomplete Infrastructure), the Seller and the Buyer will be entitled to the benefit of those proceeds in proportion to their interest in the JVA.

(c)
The Buyer must (or must procure Albemarle Lithium or its Related Bodies Corporate other than WLOPL) must) procure and maintain in force (or procure and maintain as appropriate) the Insurances (in all material respects on the same terms and similar level of cover prevailing at the Completion Date) from the Completion Date until the KCCC Handover or KCCC(SA) Handover (as applicable) of each relevant item of Kemerton Incomplete Infrastructure, save that Albemarle Lithium or its Related Bodies Corporate may amend the Insurances maintained for the benefit of Albemarle Lithium if such

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amended policies are substantially the same as those generally applicable to the Albemarle Group as a whole in relation to similar circumstances (provided reasonable prior notice to any such change is given to the Seller).

(d)
The parties acknowledge that from Completion, to the extent not covered by the Insurances, the Buyer and the Seller will, or will procure WLOPL will be responsible for arranging insurance coverage for their respective rights and interests in the Joint Venture and Joint Venture Assets (including as contemplated by this Schedule 15).

3.2	Making of claims
The Buyer must, or must procure Albemarle Lithium must, use all reasonable endeavours to make (or procure that its Related Bodies Corporate make) all claims under the Insurances in respect of losses or liabilities covered by such policies arising in the period after the Completion Date and until KCCC Handover or KCCC(SA) Handover (as applicable) of each relevant item of Kemerton Incomplete Infrastructure, at the cost of Albemarle Lithium, promptly and in accordance with the requirements of the relevant policy.

3.3	Proceeds of insurance – pre-handover

(a)
To the extent that Albemarle Lithium (or its Related Bodies Corporate) receives the proceeds of any claim under the Insurances that relate to the period after Completion and prior to the KCCC Handover or KCCC(SA) Handover (as applicable) of each relevant item of Kemerton Incomplete Infrastructure (and to the extent the Seller and the Buyer receive any such proceeds, they must be promptly paid to Albemarle Lithium), the Buyer must, or must procure Albemarle Lithium must, use all reasonable endeavours to apply (or procure that the Related Body Corporate applies) the proceeds to, as appropriate:

(i)	repair the damage or otherwise replace or reinstate the property;

(ii)	extinguish or reduce the relevant first party loss; or

(iii)	discharge the relevant liability,
(and to reimburse Albemarle Lithium to the extent it had met those costs and liabilities) and to the extend not so applied, the remaining proceeds will be for the benefit of Albemarle Lithium.

(b)
At Albemarle Lithium's cost, the Seller and the Buyer shall co-operate fully with Albemarle Lithium in respect of any claim under the Insurances, including giving all assistance requested by Albemarle Lithium (including the provision of information and the execution of documents and the assignment of the benefit of any such claim).

(c)
Without limiting clause 3.3(a) of this Schedule 15, if Albemarle Lithium incurs costs in relation to the construction and Commissioning contemplated by clause 2 of this Schedule 15 of the Kemerton Incomplete Infrastructure including in reinstating or replacing an item of Kemerton Incomplete Infrastructure damaged or destroyed prior to the KCCC Handover or KCCC(SA) Handover (as applicable), the Seller and the Buyer will ensure that Albemarle Lithium may (at its cost, including the amount of any deductible) make and pursue such insurance claim in the name of Albemarle Lithium, the Seller and the Buyer (as applicable) and Albemarle Lithium shall be entitled to benefit from the proceeds of any insurance claim for those costs.

3.4	Proceeds of insurance – post-handover
To the extent that Albemarle Lithium (or its Related Bodies Corporate (other than WLOPL)) receives the proceeds of any claim under the Insurances that relate to the period after the KCCC Handover or KCCC(SA) Handover (as applicable) of each relevant item of Kemerton Incomplete Infrastructure, the Buyer must, or must procure Albemarle Lithium must, use all reasonable endeavours to apply (or procure that such Related Body Corporate applies) the proceeds to, as appropriate:

(a)	repair the damage or otherwise replace or reinstate the property;

(b)	extinguish or reduce the relevant first party loss; or

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(c)	discharge the relevant liability,
(and to reimburse Albemarle Lithium to the extent it had met those costs and liabilities) and to the extend not so applied, the remaining proceeds, less Albemarle Lithium’s reasonable costs in pursuing the relevant claim and any costs or liabilities incurred by the Buyer or Albemarle Lithium in relation to the indemnity in clause 2.1(g) of this Schedule 15, will be for the benefit of the Seller and the Buyer together in accordance with their respective rights and interests and will, if received by Albemarle Lithium (or its Related Bodies Corporate), be paid to the Seller (in proportion to the Kemerton Sale Interest) and Buyer (in proportion to the Albemarle Kemerton Interest).

4.	Amendments to Transaction Documents
The Buyer and the Seller will make such amendments as are reasonably necessary to the Transaction Documents to take into account the change of ownership percentages in the Project (from 50% for each of the Buyer and the Seller to 60% for the Buyer and 40% for the Seller) and the transfer of the Kemerton Sale Interest to the Seller and the Albemarle Sale Interest to the Buyer, including that:

(a)	the intellectual property agreement described in paragraph (i) of the definition of Transaction Documents will apply to the Kemerton Project and the Project;

(b)
the logistics contract described in paragraph (g) of the definition of Transaction Documents will only apply to the transport of Product from the Wodgina Lithium mine site to customers and will not apply to:

(i)
any internal logistics (including the transport of any other product from the Wodgina Lithium mine site to the Kemerton Project), which the Buyer and the Seller agree will separately be arranged by WLOPL); or

(ii)	the transport of any other product from the Kemerton Project to customers;

(c)
the marketing agreement described in paragraph (g) of the definition of Transaction Documents will apply to both Product and any other product produced under the JVA (including lithium hydroxide monohydrate from the Kemerton Project, whether produced from Product or another product);

(d)	the interim marketing agreement dated 18 April 2019 (IMA) between the Seller and Albemarle U.S., Inc. will be:

(i)	amended to remove the obligation on the Seller to pay the ‘Marketing Fee’ (as defined in clause 5(b) of the IMA) for any month in which there are no sales of ‘Product’ (as defined in the IMA); and

(ii)	extended to apply for the period until the earlier of Completion or termination of this agreement;

(e)	the JVA will be amended to reflect the principles set out in Schedule 18 including, if considered necessary, to:

(i)	amend the Deed of Cross Security attached to the JVA; and

(ii)
require that the Buyer and Seller (as Participants under the JVA) provide a mortgage over the Kemerton Lease or the Kemerton Sublease (as the case requires) (Mortgage) in registrable form together with all things (including consents, documents, evidence of payment of Taxes or registration fees) necessary to register the Mortgage in the relevant jurisdiction; and

(f)	the WLOPL Shareholders Agreement will be amended to change the initial shareholdings in WLOPL to 60 shares for the Buyer and 40 shares for the Seller.

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Schedule 17 – Construction Costs Statement

1.	Total Construction Costs

1.1	Definitions
Kemerton Upscaling Costs means any costs, expenses and liabilities incurred or suffered by the Buyer or Albemarle Lithium or any Related Body Corporate of either of them, in relation to acquisition, design, procurement, construction or Commissioning of the Kemerton Incomplete Infrastructure to the extent that those costs exceed the costs which would have been incurred to acquire, design, procure, construct or commission the Kemerton Incomplete Infrastructure with a capacity limited only to that required for the operation of two trains, being Train 1 and Train 2, except for:

(a)
any costs, expenses and liabilities incurred or suffered by Buyer or Albemarle Lithium or any Related Body Corporate of either of them in relation to the land preparations for the Kemerton Lease and Kemerton Easement area (including any clearing and earthworks undertaken) as at the Amendment Date;

(b)	any costs, expenses or liabilities incurred or suffered by Buyer or Albemarle Lithium or any Related Body Corporate of either of them in relation to the Kemerton Transition,
(and the costs, expenses and liabilities referred to each of (a) and (b)above, are, for the avoidance of doubt, included in the Total Construction Costs).
Kemerton Transition means the scaling down ('descoping') of the acquisition, design, procurement, construction on the Kemerton Lease from three lithium hydroxide processing trains to only Train 1 and Train 2, including to the Kemerton Shared Assets.
Total Construction Costs means the total costs, expenses and liabilities incurred or suffered (including prior to the date of this agreement) by the Buyer or Albemarle Lithium or any Related Body Corporate of either of them, in relation to:

(a)	the acquisition, design, procurement, construction and successful commissioning (including for Commissioning and C5 Commissioning) of the Kemerton Incomplete Infrastructure;

(b)	the Debottlenecking Project (including, where not yet completed, a provision of US$25 million);

(c)	the Kemerton Lease (including amounts payable under the Kemerton Lease);

(d)	the Kemerton Transition;

(e)	the Kemerton Approvals;

(f)	the Kemerton Contracts and Kemerton Construction Contracts;

(g)	the Kemerton Easement; and

(h)	the provision of support in the further commissioning in accordance with clause 2.1(d) of Schedule 15, and includes (without limitation):

(i)	the costs, expenses and liabilities of acquisition, design, procurement, construction and Commissioning of the power station /transformers/substation for the Kemerton Project;

(j)	land preparations (including clearing and earthworks) on or in relation to the Kemerton Lease and Kemerton Easement area;

(k)
the amount of claims and variations made by any contractor or third party, including as a result of the Kemerton Transition and legal costs and settlements, contract termination and variation payments;

(l)
provisions and prospective amounts (including for amounts not yet incurred or suffered or finally determined), including for example relating to prospective variation claims or contractor or principal claims for which the amount has not yet been finally determined

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(including where the variation claims may be prospective), and in such case, the amount the Buyer reasonably determines as such amount will be finally determined;

(m)	costs of rectification of defects (including as referred to in clause 2 of Schedule 15);

(n)	contractor fee adjustments and any bonuses and incentive compensation;

(o)	project insurances; and

(p)	project overhead costs and external project costs (including, accommodation, mobilisation and demobilisation and site office running expenses), calculated in accordance with this Schedule 17, but excluding the Kemerton Upscaling Costs.

1.2	Specific principles, policies and procedures
The following specific principles, policies and procedures will apply to the preparation of the Construction Costs Statement, used to determine the Total Construction Costs and the Construction Costs Adjustment:

(a)	where the Seller has paid for any item of Inventory under clauses 2.2(e) or (f), the amount of such item of Inventory shall not be included in the Total Construction Costs;

(b)	no item shall be included more than once;

(c)	no item shall be included or excluded solely on the grounds of materiality;

(d)	all amounts in a currency other than US dollars are to be converted to US dollars:

(i)	where the amount has already been incurred, at the rate used by the Buyer on the date the amount was incurred, in accordance with Albemarle's foreign exchange practices; otherwise

(ii)
at the closing Reserve Bank of Australia rate on the date of the last to occur of the last of the KCCC Handover, KCCC(SA) Handover or C5 Commissioning of any of the Kemerton Incomplete Infrastructure, or as otherwise agreed between the parties.

2.	Construction Costs Adjustment calculation

If applicable, the Construction Costs Adjustment will be determined as the following calculation:
Construction Costs Adjustment = 0.4 x [Forecast Construction Costs – Total Construction Costs]

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Schedule 18 – Amendments to JVA

Clause	Principle for amendment
Clause 2.1	• Amend initial Joint Venture Interests to account for WLPL holding 40% and AWPL holding 60%.
Clause 2.2
•    Amend clause 2.2(b) to account for the “Initial Refinery Plant” (being the Kemerton Incomplete Infrastructure) already being under construction / constructed.
•    Amend to clarify that the operation of the Kemerton Incomplete Infrastructure is a Joint Venture activity.
•    Amend to allow use of the Kemerton Incomplete Infrastructure to process non-Wodgina spodumene (subject to special resolution).

Clause 2.5	• Amend to account for transfer of Kemerton Incomplete Infrastructure into the JVA.
Clause 2.8(d)	• Amend clause 2.8(d) to recognise use of Refinery Plant (to extent there is one) for spodumene and, as agreed otherwise, including to accommodate potential spodumene swap arrangements.
Clause 2.8(e)	• Remove clause 2.8(e).
Clause 2.13	• Amend to include the Kemerton Sublease and Access Licence.
Clause 2.14	• Amend to include the Kemerton Sublease.
Clause 3.1
•    Amend to allow for the continued operation of the Refinery Plant after the depletion of economically recoverable reserves from the Mine.
•    Amend JVA to allow the JV to continue for the purpose of processing non-Wodgina spodumene.

Clause 3.2	• Amend to allow for termination of mining operations but continued operation of the Refinery Plant.
Clause 4.3
•    Amend to provide for a new regime relating to a material default by WLOPL (while under majority ownership by AWPL) which will:
o    require notice to be given by WLPL or AWPL requiring the default to remedied;
o    allow WLOPL a reasonable period to propose a remediation plan and if possible, remedy the breach;
o    result in the Joint Venture Operations being suspended until the first to occur of:
¤    WLPL and AWPL are reasonably satisfied with a remediation plan proposed by WLOPL;
¤    WLPL and AWPL are reasonably satisfied that WLOPL will not commit the breach again;
¤    the breach is remedied; or
¤    a replacement manager appointed; and
o    allow WLPL to nominate a replacement operations manager to oversee the activities of WLOPL until the first to occur of:
¤    WLPL and AWPL are reasonably satisfied with a remediation plan proposed by WLOPL;
¤    WLPL and AWPL are reasonably satisfied that WLOPL will not commit the breach again; or
¤    the breach is remedied.

Clause 5.1(b)(iv)	• Amend to include the Kemerton Sublease and Access Licence.

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Clause 5.1(b)(xii)(A)
•    Amend monetary limits for disposal of Project Facilities to provide that only items with a book value of more than $250,000 but less than $500,000 require ordinary resolution (except where the disposal has been approved in a Business Plan).

Clause 5.1(b)(xii)(B)
•    Amend monetary limits for disposal of Project Facilities to provide that only items with a book value of more than $500,000 require special resolution (except where the disposal has been approved in a Business Plan).

Clause 5.8(b)	• Amend to include reference to the Mining Services Agreement and Plant Services Agreement being entered into by the parties.
Clause 5.9(d)(ii)
•    Amend monetary limits for entry into contracts with third parties to provide that contracts:
o    that have not been approved in a Business Plan and have a value of more than $1 million and not greater than $20 million, require ordinary resolution;
o    have been approved in a Business Plan but the value of the contract exceeds $5 million and not greater than $20 million, require ordinary resolution;
o    have been approved in a Business Plan but the value of the contract exceeds $20 million, require special resolution.
•    For the avoidance of doubt, the above obligation will not apply to the "Kemerton Construction Contracts".

Clause 5.9(d)(iii)
•    Amend monetary limits for entry into multi-year contracts with third parties to provide that contracts:
o    that have not been approved in a Business Plan and have a value of more than $1 million annualised; or
o    have been approved in a Business Plan but the value of the contract exceeds $10 million annualised, require special resolution.
•    For the avoidance of doubt, the above obligation will not apply to the "Kemerton Construction Contracts".

New clause 5.13
•    Provided, in both of AWPL and WLPL's opinion (each acting reasonably), it is in the best economic interests of each of WLPL and AWPL and the Joint Venture and provided WLPL or its Related Bodies Corporate (as applicable) meet the Manager's supplier qualification requirements, the Manager must use reasonable endeavours to engage or otherwise utilise WLPL’s (or its Related Bodies Corporate) plant, equipment and personnel at the Project Facilities, which WLPL must (or must procure that its Related Bodies Corporate) provide such plant, equipment and personnel at cost and otherwise on terms to be agreed. Nothing in this clause constitutes a right of first refusal for WLPL (or its Related Bodies Corporate) or requires the Manager to offer or negotiate exclusively with WLPL or its Related Bodies Corporate.
•    For the "Kemerton Incomplete Infrastructure", the above obligation will only apply after the last KCCC Handover or KCCC(SA) Handover (as applicable).

Clause 6.1(b)	• Amend to include the words “(as set out in clause 2.2)” after the words “scope of the Joint Venture” in clause 6.1(b).
Clause 6.6(c)	• Amend to provide that AWPL will appoint the initial chairperson.
Clause 6.7(a), (b) and (f)	• Amend to make clear that if a party holds a majority interest, they appoint both the CEO and CFO of WLOPL.
Clause 6.7(c)	• Amend to remove obligation to pay the CEO and CFO equal amounts.
Clause 6.11	• Amend to remove clause 6.11.
Clause 6.12
•    Amend to account for Initial Refinery Plant (being the Kemerton Incomplete Infrastructure) already being constructed and to remove procedure for a decision to construct an Initial Refinery Plant.
•    Remove clauses 6.12(b) to (q), and make other necessary amendments to remove concept of a 'Stage 2 Decision'.

Clause 8.6(e)	• Amend to provide that the opening of a bank account by the Manager only requires ordinary resolution.

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Schedule 1 – Definitions
•    Amend definition of 'Joint Venture Area' to include reference to the Kemerton Incomplete Infrastructure and Kemerton Sublease.
•    Amend definitions of 'Initial Refinery Plant' and 'Refinery Plant' to account for the plant being the Kemerton Incomplete Infrastructure.
•    Amend definition of 'Refinery Plant Business Plan' to recognise that the Refinery Plant will already be constructed.
•    Amend definition of 'Joint Venture Assets' to reference all assets being transferred by Albemarle under the MRL Kemerton ASA including the Kemerton Sublease and Access Licence.
•    Amend definition of 'Project Facilities’ to reference the facilities described in the MRL Kemerton ASA.
•    Amend definition of 'Approvals’ to reference that the Kemerton Approvals described in the MRL Kemerton ASA, will become 'Approvals' under the JVA once transferred to the AWPL and WLPL as contemplated by the MRL Kemerton ASA.
•    Amend definition of 'Third Party Agreements’ to reference that any Kemerton Contracts under the MRL Kemerton ASA, will become 'Third Party Agreements' under the JVA once transferred to the AWPL and WLPL as contemplated by the MRL Kemerton ASA.
•    Amend definition of 'Product’ to include non-Wodgina concentrate and Lithium Hydroxide.

Schedule 3
•    Remove paragraphs (d), (e), (h) and (i) as matters requiring special resolution (and will require only ordinary resolution).
•    Amend to include the following matters as requiring special resolution:
o    the processing of non-Wodgina spodumene in the Refinery Plant; and
o    the terms of any tolling arrangements to apply in respect of the tolling of non-Wodgina spodumene in the Refinery Plant.
•    Amend paragraph (l) to:
o    refer to agency proceedings;
o    change references from 'total claim amount' to 'total amount in controversy (exclusive of interest, costs, and attorneys’ fees)'; and
o    increase the monetary limit to $1 million.

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